CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Hartford Funds Exchange-Traded Trust of our report dated September 26, 2023, relating to the financial statements and financial highlights, which appears in Hartford Schroders Commodity Strategy ETF, Hartford Core Bond ETF, Hartford Municipal Opportunities ETF, Hartford Short Duration ETF, Hartford Sustainable Income ETF, Hartford Schroders Tax-Aware Bond ETF and Hartford Total Return Bond ETF’s Annual Report on Form N-CSR for the period ended July 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 27, 2023